SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

     Date of Report: January 9, 2003
(Date of earliest event reported: January 9, 2003

NetNation Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26881	33-0803438

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Suite 1410 – 555 West Hastings Street, Vancouver, British Columbia, V6B 4N6
(Address of principal executive offices)	(Zip Code)

(604) 688-8946
(Registrant's telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Item 5. OTHER EVENTS.

     On January 9, 2003, NetNation Communications, Inc. issued a press release, announcing that it has received a Nasdaq Staff Determination letter dated January 7, 2003, indicating that the Company fails to comply with the minimum US$1.00 bid price per share requirement for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(8)(D), and due to non-compliance with Marketplace Rule 4310(c)(2)(A), its securities are therefore subject to delisting from the Nasdaq SmallCap Market at the opening of business on January 15, 2003 unless it appeals this determination.

The Company intends to file an appeal and request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination and to present a plan to regain compliance for continued listing. If the Company’s appeal is successful, it may be granted an additional 180 day extension to regain compliance with the minimum US$1.00 bid price per share requirement under Marketplace Rule 4310(c)(4).

Until the Panel reaches its decision, NetNation’s common stock will remain listed and will continue to trade on the Nasdaq SmallCap Market. There can be no assurance the Panel will grant the Company’s request for continued listing.

In the event that the Panel determines to delist the Company’s common stock, the Company’s common stock may continue to trade on the over-the-counter Bulletin Board (OTCBB) electronic quotation system.

(c)	Exhibit.

Exhibit 99.1 Press release dated January 9, 2003.

          SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETNATION COMMUNICATIONS, INC.

By:	/s/ Jag Gillan

Jag Gillan,
Chief Operating Officer

Dated:          January 9, 2003

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by the Registrant dated January 9, 2003.

EXHIBIT 99.1

News Release

FOR RELEASE THURSDAY, JANUARY 9, 2003 @ 5AM PST

NetNation receives Nasdaq Staff Determination letter

Company plans to appeal delist notice for continued listing

Vancouver, BC – January 9, 2003 – NetNation Communications, Inc. (Nasdaq: NNCI) announced today that it has received a Nasdaq Staff Determination letter dated January 7, 2003, indicating that the Company fails to comply with the minimum US$1.00 bid price per share requirement for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(8)(D), and due to non-compliance with Marketplace Rule 4310(c)(2)(A), its securities are therefore subject to delisting from the Nasdaq SmallCap Market at the opening of business on January 15, 2003 unless it appeals this determination.

The Company intends to file an appeal and request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination and to present a plan to regain compliance for continued listing. If the Company’s appeal is successful, it may be granted an additional 180 day extension to regain compliance with the minimum US$1.00 bid price per share requirement under Marketplace Rule 4310(c)(4).

Until the Panel reaches its decision, NetNation’s common stock will remain listed and will continue to trade on the Nasdaq SmallCap Market. There can be no assurance the Panel will grant the Company’s request for continued listing.

In the event that the Panel determines to delist the Company’s common stock, the Company’s common stock may continue to trade on the over-the-counter Bulletin Board (OTCBB) electronic quotation system.

About NetNation Communications, Inc.
NetNation Communications, Inc. (http://www.netnation.com) is a pioneer in web hosting and domain name registration. With more than six years in operation, the Company has extended its products to offer enhanced-dedicated servers, co-location, shared hosting and managed services to clients worldwide. NetNation is recognized by industry evaluators for its excellent customer service and support, as reflected by its frequent top web host rankings worldwide. The Company was recently ranked the fourth fastest growing company in British Columbia by Business in Vancouver magazine, based on percentage revenue growth from 1997 to 2001.

This release contains forward-looking statements within the meaning of the ”safe harbor'' provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the following: (1) technological changes or changes in the competitive environment adversely affecting the service-packages, market share, revenues or margins of the combined business; (2) changes in general economic, financial or business conditions adversely affecting the combined business or the markets in which it operates and adversely affecting future revenues; (3) availability of financial resources to carry out plans; and (4) authorization from third parties to carry out plans (i.e. ICANN’s approval for registration of new TLDs). The matters discussed in this news release also involved risks and uncertainties described from time to time in NetNation’s filings with the Securities and Exchange Commission, including the most recent Forms 10-Q filed on November 13, 2002. NetNation assumes no obligation to update any forward-looking information contained in this news release. NetNation is a registered trademark of NetNation Communications, Inc. All other products and company names are the trademarks or registered trademarks of their respective owners.

Contact:
Jay Elliott
1 604 688 8946 ext. 216
mr@netnation.com